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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Advanced Power Technology, Inc.:

        We consent to incorporation by reference in the Registration Statement on Form S-8 filed on January 19, 2005 of Advanced Power Technology, Inc. of our report dated January 30, 2004 with respect to the consolidated balance sheets of Advanced Power Technology, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of Advanced Power Technology, Inc.

/S/ KPMG LLP

Portland, Oregon
January 19, 2005

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm